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EXHIBIT 99.1

News Release

BROOKE CORPORATION SERVES AGENT ENTREPRENEURS

OVERLAND PARK, KS, November 15, 2002—Robert D. Orr, Chairman of the Board and CEO of Brooke Corporation, announces the company's business strategy for selling insurance and financial services through agent entrepreneurs. In making the announcement, Orr noted that Brooke currently sells insurance and financial services through a growing network of independently owned and operated franchise agents. Orr emphasized that, "Brooke believes that the motivation provided by business ownership is the most important ingredient to agent success and Brooke's primary mission is to make agency ownership more attainable, more valuable, more liquid and easily transferable." Orr stated that, "To accomplish this mission Brooke has recently organized its business activities into three primary product lines: Master Agent Services, Facilitator Services, and Brokerage Services."

Some of the primary Master Agent services or franchise services provided by Brooke to franchise agents include commission accounting, document management, reliable supplier access and brand name recognition. Brooke assesses the franchise agent a fee, based on all revenues received by the franchise agent, for rendering Master Agent services.

Brooke also provides facilitator services, which primarily encompasses the activities associated with the transfer of agency ownership. Facilitator services are sold primarily to agents that purchase Brooke's Master Agent Services. Facilitator services include: making loans to financial services professionals to acquire agency assets; providing consultation and assistance to agency buyers; and providing consultation and brokerage agency services to agency sellers.

Using the "Collateral Preservation" tools that made Brooke an expert in the area of insurance agency lending, Brooke Corporation's finance company subsidiary has originated more than $50,000,000 in loans to Brooke's franchise agents. Brooke sells these loans to investors or participating lenders and retains interest margins over the life of the loans.

Brooke owns brokerage agencies that distribute insurance products to agents on a wholesale basis. Brooke's brokerage agencies contract with third party suppliers, such as insurance companies, to provide insurance products for hard to place insurance risks. Independent agents access Brooke's brokerage agencies to assist their clients when direct markets are not available. Brokerage agencies share commission income with the independent agent.

About our Company... Brooke has more than one hundred fifty franchise agent locations in sixteen states. Brooke's revenues for the first nine months of 2002 increased 59% from the previous year to more than $28,600,000. The total revenues for 2001 were $24,494,157. The company's revenue growth in recent years is the reason that Brooke Corporation has been ranked as one of the largest insurance agencies in the country by a leading trade publication. Brooke's earnings for the first nine months of 2002 were $1,181,619, or $1.37 per share, as compared with earnings of $780,244, or $1.09 per share, for the first nine months of 2001. Brooke's 3rd quarter earnings increased to $316,458, or $.34 per share, from earnings of $55,503, or $.06 per share, during the 3rdquarter of 2001. Currently, Brooke has 763,123 common shares outstanding with an estimated public float of 178,184 shares.

Contact... Kyle Garst, garsk@brookecorp.com or (800) 642-1872, Ext. 401

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EXHIBIT 99.1